October 29, 2010

VIA EDGAR

Ms. Kathleen Collins

Accounting Branch Chief

Securities and Exchange Commission

Division of Corporate Finance

100 F Street, NE

Washington, D.C. 20549-6010

Re:	Cray Inc.

Form 10-K for the Fiscal Year Ended December 31, 2009

Filed March 16, 2010

Form 10-Q for Fiscal Quarter Ended June 30, 2010

Filed August 6, 2010

File No. 000-26820

Dear Ms. Collins:

Cray Inc. requests additional time to respond to the follow-up comment letter of the staff of the Securities and Exchange Commission dated October 1, 2010, in connection with the above-referenced filings and would expect to be in a position to respond by November 12, 2010.

Please direct any questions or comments regarding this letter to the undersigned by telephone at (206) 701-2168 or by facsimile at (206) 701-2218. Thank you for your assistance.

Respectfully yours,

/s/ Brian Henry

Brian Henry

Executive Vice President and

Chief Financial Officer

cc:	Melissa Kindelan, Staff Accountant, Securities and Exchange Commission

Matthew Crispino, Staff Attorney, Securities and Exchange Commission

David Orlic, Staff Attorney, Securities and Exchange Commission

Alan C. Smith, Fenwick & West LLP